EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective December 1, 2015 (the “Effective Date”) between [name] (the “Executive”) and Joy Global Inc., a Delaware Corporation (the “Company”). The terms and conditions of this Agreement are set forth below:

1.	Purpose

The Company enters into this Agreement with the Executive to ensure the continued dedication and attention of the Executive in the event of any potential “Change in Control” (as defined below) by providing the Executive with compensation and benefits for a specified period after a Change in Control consistent with the Executive’s historical compensation and benefits and to provide the Executive with certain severance pay in the event of a termination of employment in connection with the Change in Control.

2.	Term of Agreement

This Agreement provides certain protections to the Executive in the event that a Change in Control occurs during the term of the Agreement (the “Term”). The Term shall continue from the Effective Date until the third anniversary of the Effective Date, except if the Term is renewed or terminated, as described below:

(a)
Renewal. On the one-year anniversary of the Effective Date and each one-year anniversary thereafter (each, a “Renewal Date”), the Term shall be extended until the third anniversary of such Renewal Date, unless at least 60 days prior to the applicable Renewal Date, the Company notifies the Executive that the Agreement will not be extended.

(b)
Early Termination.  If, during the Term, the Executive’s employment by the Company and its Affiliated Companies (as defined below) and their successors is terminated (a “Termination of Employment”), the Term shall end immediately thereafter. However, any obligation under this Agreement that arises on account of a Termination of Employment during the Term shall survive the termination of the Term.

3.	Employment After Change in Control

If a Change in Control occurs during the Term, the Executive’s employment during the period beginning on the date such Change in Control occurs (the “CIC Date”) and ending on the third anniversary of the CIC Date, or, if earlier, the date of the Executive’s Termination of Employment (the “Employment Period”), shall be subject to the following terms:

(a)	Position and Duties. During the Employment Period:

(i)
the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the CIC Date;

(ii)	the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the CIC Date or at any other location less than 35 miles from such office; and

(iii)
the Executive shall devote reasonable attention and time during normal business hours (excluding any periods of vacation and sick leave to which the Executive is entitled) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities, provided that, during the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the CIC Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the CIC Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)	Compensation. During the Employment Period, the Executive shall receive the following compensation:

(i)
Base Salary. The Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the CIC Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. The Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the CIC Date (or, if such increase occurred more than 12 months prior to the CIC Date, beginning no more than six months after the CIC Date). Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(ii)
Annual Bonus. The Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s bonus earned under the Company’s annual incentive plan, or any comparable bonus under any predecessor or successor plan, for the full fiscal year prior to the CIC Date (and annualized in the case of any bonus earned for a partial fiscal year) (the “Recent Annual Bonus”). (If the Executive has not been eligible to earn such a bonus for any period prior to the CIC Date, the “Recent Annual Bonus” shall mean the Executive’s target annual bonus for the year in which the CIC Date occurs.) Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the Company’s deferred compensation plans.

(iii)	Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, those provided generally at any time after the CIC Date to other peer executives of the Company and the Affiliated Companies.

(iv)
Welfare Benefit Plans. The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, those provided generally at any time after the CIC Date to other peer executives of the Company and the Affiliated Companies.

(v)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(vi)
Fringe Benefits. The Executive shall be entitled to fringe benefits, including, without limitation, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(vii)
Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(viii)
Vacation. The Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

4.	Termination of Employment in Connection With a Change in Control

If the Executive’s employment with the Company and its Affiliated Companies is terminated during the Employment Period (including a Termination of Employment that causes the Employment Period to end) or is “Terminated in Anticipation of a CIC” (as defined below) (in either case, a “Qualifying Termination”), the Company shall pay the Executive within 30 days after the date of termination of employment (“Date of Termination”), to the extent not previously paid, the Annual Base Salary and, except with respect to a termination for “Cause” (as defined below), accrued vacation through Date of Termination. However, any amount due under this Agreement because the Executive is Terminated in Anticipation of a CIC shall not become due until the CIC occurs, and, if due earlier, shall be due within 30 days after the CIC Date. The Company shall also provide vested benefits under the written terms of the Company’s employee benefit plans (other than any severance plan) and shall have no other obligations to the Executive, except as provided below:

(a)
Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall provide the Executive’s estate (or, if so designated by the Executive, beneficiaries) with the following benefits:

(i)
Prorated Bonus. The Company shall pay within 30 days after the Date of Termination an amount equal to the product of (A) the highest of (I) the Recent Annual Bonus and (II) the Executive’s target bonus authorized under the Company’s annual incentive plan for the year in which the Date of Termination occurs, or (III) the Executive’s target bonus for the year in which the CIC Date occurs (such highest amount, the “Highest Annual Bonus”) and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Accrued Bonus”).

(ii)
Death Benefits. The Company shall provide benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(b)	Disability.

(i)
Termination for Disability. If the Company determines in good faith that the “Disability” (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 9(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the date such notice is sent to the Executive (the “Disability Effective Date”), provided that, within such 30-day period, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means that (i) the Executive has been unable for a period of 180 consecutive business days to perform the Executive’s duties of employment, as a result of mental or physical illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive’s incapacity is total and permanent.

(ii)
Benefits Due Upon Disability Termination. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (A) the Accrued Bonus in a lump sum in cash within 30 days of the Date of Termination, and (B) disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the CIC Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(c)
Termination by the Company without Cause or by the Executive with Good Reason. If the Qualifying Termination is a termination by the Company without “Cause” (as defined below) or a termination by the Executive for “Good Reason” (as defined below), the Company shall provide the following:

(i)
Lump Sum Severance Payment. The Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, an amount equal to the sum of (A) the Accrued Bonus; and (B) the amount equal to two/three for CEO times the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

(ii)
Benefits Continuation. For two/three for CEO years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that for purposes of the Executive’s rights pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Executive’s “period of coverage” (as defined in COBRA) shall commence at the end of the Benefit Continuation Period; provided, further, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, and such other benefits shall not be provided by the Company, during such applicable period of eligibility.

(iii)
Outplacement Services. The Company shall, at its sole expense as incurred, provide the Executive with the outplacement services provided to similarly situated executives of the Company but at a level no less favorable than provided to similarly situated executives immediately prior to the CIC Date, with a provider that is reasonably agreed upon by the Executive and the Company.

(d)
Termination by the Company For Cause or by the Executive other than with Good Reason. In the event of a termination by the Company for Cause or by the Executive other than with Good Reason, the Company shall not be required to provide any additional benefits, except, in the case of a termination by the Executive, the Company shall pay to the Executive within 30 days after the Date of Termination, the Accrued Bonus.

5.	Certain Definitions. The following terms have the following meanings in this Agreement:

“Affiliated Company” means any company controlled by, controlling or under common control with the Company.
“Cause” means:

(1)the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(i)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a notice of termination for Good Reason), at least 30 days after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, provided that the Executive has not cured such deficiency within such 30-day period, or

(2)the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, or

(3)the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic-related violation).

For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Paragraph (1), (2) or (3), and specifying the particulars thereof in detail.
“Change of Control” means:
(1)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a

“Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition of “Change of Control,” the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), or (C) in Paragraph (3), below;

(2)A change in effective control of the Company as determined under Treasury Regulation § 1.409A-3(i)(5)(vi)(A)(2);

(3)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Good Reason” means:

(1)the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)any failure by the Company to comply with any of the provisions of Section 3(b), other than (A) an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive or (B) any modification to the Company’s employee benefits in conjunction with the establishment of a substitute or replacement employee benefit program providing the Executive with substantially similar employee benefits;

(3)the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(ii), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the CIC Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the CIC Date;

(4)any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5)any failure by the Company to require a successor to assume the obligations of this Agreement in accordance with Section 8(c).

For purposes of this definition, any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.

“Terminated in Anticipation of a CIC” means, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the CIC Date, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control.

6.
Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.	Reduction of Certain Payments

(a)
For purposes of this Section 7: (i) a “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 7); (iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (iv) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the amount of Agreement Payments that (A) has a Present Value that is less than the Present Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

(b)
Anything in the Agreement to the contrary notwithstanding, in the event that the Company’s independent registered public accounting firm (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Executive to an excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(c)
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. However, in no event shall a Payment be reduced that is subject to Section 409A of the Code (“409A Amounts”) unless all Payments are eliminated that are not 409A Amounts, and, if reduced, 409A Amounts shall be reduced in order from the latest Payments to the earliest Payments. All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Executive and shall be made within 25 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

(d)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall as promptly as possible repay to the Company an amount equal to the amount of such Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such Overpayment shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such Overpayment and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e)	All fees and expenses of the Accounting Firm in implementing the provisions of this Section 7 shall be borne by the Company.

8.	Successors

(a)
This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the legal representatives of the Executive or of his estate.

(b)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in subsection (c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Section 409A

(a)
This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to the Executive are exempt from, or comply with, Section 409A of the Code (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.

(b)
Any payment by the Company to the Executive under this Agreement that is subject to Section 409A and that is (i) contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A, and (ii) contingent on a Change in Control is contingent on a change in control as determined under Section 409A(a)(2)(A)(v). Each such payment shall be considered to be a separate payment for purposes of Section 409A.

(c)
If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(d)	Any outplacement services shall be limited to the extent described in Treas. Reg. § 1.409A-1(b)(9)(v)(A).

10.	Miscellaneous.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

if to the Company:    Joy Global Inc.
100 East Wisconsin Ave, Suite 2780
Milwaukee, WI 53202
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)
The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)
The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for

Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)
The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, if Executive terminates employment other than by reason of a Qualifying Termination the Executive shall have no further rights under this Agreement. From and after the Effective Date, except for any restrictive covenant agreements with the Executive including without limitation the Employee Proprietary Rights and Confidentiality Agreement and the Company’s Worldwide Business Conduct Policy and as otherwise specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

____________________________________
Executive

____________________________________
Joy Global Inc.